                                                                     Exhibit 4.3





       =================================================================




                          AMERICA WEST AIRLINES, INC.



                                      and



                     FIRST INTERSTATE BANK OF CALIFORNIA,
                                        as Warrant Agent



                                _______________



                               WARRANT AGREEMENT

                          Dated as of August 25, 1994



                                _______________




       =================================================================
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                                                         TABLE OF CONTENTS



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Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1


                                                                    ARTICLE I

                                                                   DEFINITIONS

         SECTION 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

                                                                   ARTICLE II

                                                       ISSUANCE, EXECUTION AND TRANSFER OF
                                                              WARRANT CERTIFICATES

         SECTION 2.01.  Form of Warrant Certificates  . . . . . . . . . . . . . . . . . . . . . . .         5
         SECTION 2.02.  Execution of Warrant Certificates . . . . . . . . . . . . . . . . . . . . .         5
         SECTION 2.03.  Issuance, Delivery and Registration
                          of Warrant Certificates . . . . . . . . . . . . . . . . . . . . . . . . .         6
         SECTION 2.04.  Transfer and Exchange of Warrant
                        Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6

                                                                   ARTICLE III

                                                   WARRANT PRICE, EXPIRATION DATE AND EXERCISE
                                                                   OF WARRANTS

         SECTION 3.01.  Warrant Price; Expiration Date  . . . . . . . . . . . . . . . . . . . . . .         8
         SECTION 3.02.  Exercise of Warrants; Common Stock
                          Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
         SECTION 3.03.  No Fractional Shares to Be Issued . . . . . . . . . . . . . . . . . . . . .        10
         SECTION 3.04.  Acquisition of Warrants by the
                          Company; Cancellation of Warrants . . . . . . . . . . . . . . . . . . . .        11
         SECTION 3.05.  Notice to Holders of Bankruptcy
                          Court Action with regard to
                          Warrant Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11

                                                                   ARTICLE IV

                                                  ADJUSTMENT OF WARRANT PRICE, SHARES OF COMMON
                                                    STOCK PURCHASABLE AND NUMBER OF WARRANTS

         SECTION 4.01.  Adjustment of Warrant Price . . . . . . . . . . . . . . . . . . . . . . . .        12
         SECTION 4.02.  Adjustment of Shares of Class B
                          Common Stock Purchasable Upon
                          Exercise of Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . .        17



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         SECTION 4.03.  Election to Adjust Warrants Instead
                          of Shares Per Warrant . . . . . . . . . . . . . . . . . . . . . . . . . .        18
         SECTION 4.04.  No Fractional Warrants to Be Issued . . . . . . . . . . . . . . . . . . . .        19
         SECTION 4.05.  Rights Upon Consolidation,
                          Merger, Sale, Transfer or
                          Reclassification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
         SECTION 4.06.  Covenant to Reserve Shares for
                          Issuance on Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . .        21
         SECTION 4.07.  Condition Precedent to Reduction of
                          Warrant Price Below Par Value of
                          Shares of Class B Common Stock;
                          Compliance with Governmental
                          Requirements; Suspension of
                          Exercise of Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . .        22
         SECTION 4.08.  Payment of Taxes on Stock
                          Certificates Issued upon Exercise . . . . . . . . . . . . . . . . . . . .        22
         SECTION 4.09.  Warrant Agent Not Responsible for
                          Adjustments or Validity of Stock  . . . . . . . . . . . . . . . . . . . .        23
         SECTION 4.10.  Statements on Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . .        23

                                                                    ARTICLE V

                                                     OTHER PROVISIONS RELATING TO RIGHTS OF
                                                               HOLDERS OF WARRANTS

         SECTION 5.01.  No Rights as Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .        24
         SECTION 5.02.  Mutilated or Missing Warrant
                          Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
         SECTION 5.03.  Delivery of Prospectuses  . . . . . . . . . . . . . . . . . . . . . . . . .        25

                                                                   ARTICLE VI

                                                          CONCERNING THE WARRANT AGENT

         SECTION 6.01.  Payment of Certain Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .        25
         SECTION 6.02.  Change of Warrant Agent . . . . . . . . . . . . . . . . . . . . . . . . . .        25
         SECTION 6.03.  Compensation; Further Assurances  . . . . . . . . . . . . . . . . . . . . .        27
         SECTION 6.04.  Reliance on Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
         SECTION 6.05.  Proof of Actions Taken  . . . . . . . . . . . . . . . . . . . . . . . . . .        28
         SECTION 6.06.  Correctness of Statements . . . . . . . . . . . . . . . . . . . . . . . . .        28
         SECTION 6.07.  Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
         SECTION 6.08.  Use of Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
         SECTION 6.09.  Liability of Warrant Agent  . . . . . . . . . . . . . . . . . . . . . . . .        29
         SECTION 6.10.  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
         SECTION 6.11.  Other Transactions in Securities
                          of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
         SECTION 6.12.  Actions as Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
         SECTION 6.13.  Appointment and Acceptance of Agency  . . . . . . . . . . . . . . . . . . .        30


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                                                                   ARTICLE VII

                                                            MISCELLANEOUS PROVISIONS

         SECTION 7.01.  Supplements and Amendments  . . . . . . . . . . . . . . . . . . . . . . . .        30
         SECTION 7.02.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . .        30
         SECTION 7.03.  Notices     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
         SECTION 7.04.  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        31
         SECTION 7.05.  Benefits of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . .        31
         SECTION 7.06.  Registered Warrant Holders  . . . . . . . . . . . . . . . . . . . . . . . .        32
         SECTION 7.07.  Inspection of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .        32
         SECTION 7.08.  Headings    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
         SECTION 7.09.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33

Signatures and Seals                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
Exhibit A  Form of Warrant Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       A-1
Exhibit B  Schedule of Fees to Be Paid to Warrant Agent . . . . . . . . . . . . . . . . . . . . . .       B-1


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
                               WARRANT AGREEMENT

                 THIS AGREEMENT (the "Agreement") made as of August 25, 1994 between AMERICA WEST AIRLINES, INC., a Delaware Corporation (including, on or after the effective date of the Plan, as defined herein, its successor, as reorganized pursuant to Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code")) (the "Company"), and the Warrant Agent, as defined herein.


                                WITNESSETH THAT:

                 WHEREAS, pursuant to, among other things, a Plan of Reorganization of the Company (the "Plan"), that certain Third Revised Investment Agreement, dated as of April 21, 1994 (as it may be further amended, modified or supplemented from time to time, the "Investment Agreement"), among the Company and AmWest Partners, L.P., a Texas limited partnership ("AmWest"), and a confirmation order confirming the Plan issued by the Bankruptcy Court for the District of Arizona (the "Bankruptcy Court"), the Company proposes to issue and deliver its Warrant Certificates evidencing Warrants (each, as defined herein) to acquire up to an aggregate of 10,384,615 shares, subject to adjustment, of its Class B Common Stock, as defined herein;

                 WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act in connection with the issuance, exchange, transfer, substitution and exercise of Warrants; and

                 WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the holders thereof.

                 NOW THEREFORE in consideration of the mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following respective meanings (all terms defined herein in the singular are to have the correlative meanings when used in the plural and vice versa):

                 Affiliate: shall mean (i) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such parnership or is a partner of such partnership or is a Person in which such partnership has a 10% or greater direct or indirect equity interest and (ii) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls
10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (A) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (B) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company will be deemed not to be an Affiliate of AmWest or any of its partners and each of AmWest GenPar, Inc., Continental Airlines, Inc., Mesa Airlines, Inc., TPG Partners, L.P., TPG Parallel I, L.P. and Air Partners II, L.P. shall be deemed to be an Affiliate of AmWest.

                 AmWest:  shall have the meaning specified in the recitals.

                 Bankruptcy Code: shall have the meaning specified in the preamble.

                 Bankruptcy Court: shall have the meaning specified in the recitals.

                 Board of Directors: shall mean the Board of Directors of the Company.

                 Business Day: shall mean any day of the week other than a Saturday, Sunday or a day which shall be in New York, New York or in the city in which the principal office of the Warrant Agent is located a day on which banking institutions are authorized or required by law to close.

                 Case: shall mean the case filed in the Bankruptcy Court entitled "In re America West Airlines, Inc., Debtor," Chapter 11 Case No. 91-07505-PHX-RGM, under the Bankruptcy Code.

                 Class A Common Stock: shall mean the Class A Common Stock, par value $.01 per share, of the Company.

                 Class B Common Stock: shall mean the Class B Common Stock, par value $.01 per share, of the Company.

                 Common Stock: shall mean the Class A Common Stock, Class B Common Stock and all other stock of any class or classes (however designated) of the Company from time to time outstanding the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

                 Company:  shall have the meaning specified in the preamble.

                 Distribution Date: shall mean the date of the closing of the transactions contemplated by the Investment Agreement.

                 Equity Holders: shall mean the holders (including holders of Common Stock and preferred stock) of record of the Company's equity securities as of the applicable record date fixed by the Bankruptcy Court.

                 Expiration Date:  shall mean August 25, 1999.

                 Final Order: means an order, judgment, ruling or other decree issued and entered by the Bankruptcy Court (as entered on the docket in the Case), or any state or federal court or other tribunal located in one of the states, territories, or possessions of the United States of America or the District of Columbia, which judgment, order or other decree has not been reversed, stayed, modified or amended, and as to which (x) the time to appeal or to seek review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or has been timely filed, or (y) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

                 GPA: shall mean GPA Group plc., an Irish company, and any direct or indirect subsidiary thereof.

                 Initial Exercise Date: shall mean the date on which the Warrant Price has been approved by the Bankruptcy Court pursuant to a Final Order.

                 Investment Agreement: shall have the meaning specified in the recitals.

                 1933 Act: shall mean the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

                 Officer's Certificate:  shall have the meaning specified in
Section 4.01(e).

                 Person: shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a governmental authority or any other entity or organization.

                 Plan:  shall have the meaning specified in the recitals.

                 Related Agreements: shall have the meaning specified in the Investment Agreement.

                 Restricted Securities:  shall have the meaning specified in
Section 2.04.

                 Subsidiary: shall mean a corporation, association or other business entity in which the Company or one or more Subsidiaries owns sufficient voting securities to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such business entity.

                 Warrant Agent: shall mean First Interstate Bank of California or any successor to it appointed pursuant to Section 6.02.

                 Warrant Agent's Office: shall mean, for so long as First Interstate Bank of California shall be the Warrant Agent, the principal business address of First Interstate Bank of California as specified in Section
7.03 and, thereafter, the office or agency maintained by the successor Warrant Agent in the Borough of Manhattan, New York, New York or the principal office of the successor Warrant Agent.

                 Warrant Certificates:  shall have the meaning specified in
Section 2.01.

                 Warrant Price: shall mean (i) a price of $12.74 for each share of Class B Common Stock issuable upon exercise of a Warrant, or (ii) if such price is not approved by the Bankruptcy Court pursuant to a Final Order, the per share exercise price approved by the Bankruptcy Court pursuant to a Final Order, in each case subject to adjustment as provided herein.

                 Warrant Register: shall have the meaning specified in Section 2.03.

                 Warrants: shall mean the Warrants to purchase Class B Common Stock issued pursuant to this Agreement, the Plan and the Investment Agreement and all Warrants issued in substitution therefor.

                                   ARTICLE II

            ISSUANCE, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES

                 SECTION 2.01. Form of Warrant Certificates. The Warrants shall be evidenced by certificates in temporary or definitive fully registered form (the "Warrant Certificates") substantially in the form of Exhibit A hereto, and designated as Warrants to Purchase Class B Common Stock of America West Airlines, Inc., and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange, or to conform to usage, or as may, consistently herewith, be determined to be necessary or appropriate by the officers of the Company executing such Warrant Certificates as evidenced by their execution of the Warrant Certificates. Each Warrant shall evidence the right, subject to the provisions of this Agreement and of the Warrant Certificate, to purchase one share of Class B Common Stock at the Warrant Price, subject to adjustment pursuant to the provisions of
Article IV.

                 SECTION 2.02. Execution of Warrant Certificates. Each Warrant Certificate, whenever issued, shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon exchange, substitution or transfer, shall be signed manually by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of the Company, shall have the Company's seal or a facsimile thereof affixed or imprinted thereon and shall be attested by the manual or facsimile signature of the Secretary or an Assistant Secretary of the Company. In case any officer of the Company whose manual or facsimile signature has been placed upon any Warrant Certificate shall have ceased to be such before such Warrant Certificate is issued, it may be issued with the same effect as if such officer had not ceased to be such at the date of issuance. Warrant Certificates shall be countersigned manually by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Warrant Certificates may be countersigned by the Warrant Agent, with the same effect, notwithstanding that any Persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature. Any Warrant Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such Person was not such an officer.

                 SECTION 2.03. Issuance, Delivery and Registration of Warrant Certificates. The Warrant Agent shall, and the Company shall cause the Warrant Agent to, countersign, issue and deliver:

                 (a) to AmWest or its assignees, on the Distribution Date, Warrant Certificates representing 2,769,231 Warrants;

                 (b) to the Distribution Agent for distribution to the Equity Holders, as provided for in the Plan, on the Distribution Date, Warrant Certificates representing 6,230,769 Warrants;

                 (c) to GPA, on the Distribution Date, Warrant Certificates representing 1,384,615 Warrants; and

shall countersign and deliver Warrant Certificates upon exchange or transfer of or substitution for, one or more previously countersigned Warrant Certificates as hereinafter provided. The Warrant Agent shall maintain books (the "Warrant Register") for the registration of Warrant Certificates (including, without limitation, registration of the Warrant Certificates described above) and the registration of transfers of Warrant Certificates after the Distribution Date.

                 SECTION 2.04.  Transfer and Exchange of Warrant Certificates.

                 (a) Notwithstanding anything to the contrary contained herein, neither any Warrant nor the Class B Common Stock underlying any Warrant may be sold, assigned or otherwise transferred to any Person unless such transfer is made pursuant to an effective registration statement or otherwise in accordance with the requirements of the 1933 Act and applicable state securities laws. Until the Restricted Securities (i) cease to be Restricted Securities or (ii) have been registered and sold or otherwise disposed of under the 1933 Act, certificates evidencing Restricted Securities (and only such certificates) will bear a legend in substantially the following form:

         THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND THE RULES AND REGULATIONS THEREUNDER OR AN EXEMPTION THEREFROM AND FROM ANY APPLICABLE STATE SECURITIES LAWS.

During such period, the Company may instruct its transfer agent to mark its records to restrict the transfer of Restricted Securities.

                 For purposes of this Agreement, the term "Restricted Securities" shall mean the Warrants issued to AmWest, GPA, Lehman Brothers Inc. and "Fidelity," as such term is defined in and pursuant to the Registration Rights Agreement, dated as of August 25, 1994 among the Company, AmWest and the other Holders named therein or any of their respective Affiliates or assignees on the Distribution Date and (a) any shares of Class B Common Stock which have been issued upon exercise of such Warrants and (b) any shares of Class B Common Stock which are issuable upon the exercise of such Warrants. For the purposes of this Agreement, such securities will cease to be Restricted Securities (i) when they have been sold pursuant to an effective registration statement under the 1933 Act, (ii) when they are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act or (iii) when (A) they have been otherwise transferred without registration under the 1933 Act pursuant to an exemption from the registration requirements of the 1933 Act and
(B) if it has so requested, the Company has received an opinion of counsel (either its own counsel or, if the Company so requests, counsel to the holders of such Restricted Securities) acceptable to the Company that such Restricted Securities may be so transferred without registration or pursuant to an exemption, and in each such instance has delivered new certificates or other evidence of ownership for such securities that are not subject to any stop transfer order or other restriction on transfer and not bearing the legend prescribed by the preceding paragraph.

                 (b) Subject to paragraph (a) above, the Warrant Agent, from time to time, shall register the transfer of all or any whole number of Warrants covered by any outstanding Warrant Certificates in the Warrant Register upon surrender at the Warrant Agent's Office of Warrant Certificates accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company and the Warrant Agent, duly executed by the registered Warrant holder or his attorney duly authorized in writing. Upon any such registration of transfer, a new Warrant Certificate shall be countersigned by the Warrant Agent and issued to the transferee and the surrendered Warrant Certificate shall promptly be canceled by the Warrant Agent. Warrant Certificates may be exchanged at the option of the holder thereof, upon surrender, properly endorsed by the Registered Holders with signature guaranteed by a guarantor institution with membership in an approved signature guarantee medallion program, at the Warrant Agent's Office, with written instructions, for other Warrant Certificates countersigned by the Warrant Agent representing in the aggregate a like number of Warrants. The Company or the Warrant Agent may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any such exchange or transfer.

                                  ARTICLE III

            WARRANT PRICE, EXPIRATION DATE AND EXERCISE OF WARRANTS

                 SECTION 3.01. Warrant Price; Expiration Date. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions thereof and of this Agreement, to purchase from the Company at any time commencing at the opening of business on the Initial Exercise Date and before 5:00 p.m., New York time, on the Expiration Date, one share of Class B Common Stock for each of the Warrants specified therein, at the Warrant Price, subject to adjustment as provided in Article IV hereof, payable in full at the time of purchase. Each Warrant not exercised during the applicable period set forth above shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the end of such period.

                 SECTION 3.02.  Exercise of Warrants; Common Stock Record Date.

                 (a) Commencing at the opening of business on the Initial Exercise Date, Warrants may be exercised by surrendering the Warrant Certificate evidencing such Warrants at the Warrant Agent's Office with the Election to Exercise form set forth on the reverse of the Warrant Certificate duly completed and executed by the registered holder thereof or his attorney duly authorized in writing, and by paying in full to the Warrant Agent for the account of the Company (i) in cash, (ii) by certified or official bank check or
(iii) by any combination of the foregoing, the Warrant Price for each share of Class B Common Stock as to which Warrants are exercised and any applicable taxes that the Company is not required to pay as set forth in Section 4.08 or
6.01. A registered Warrant holder may exercise all or any number of whole Warrants represented by a Warrant Certificate.

                 (b)  Subject to the provisions of subsection (e) below and
Section 4.08 hereof, as soon as practicable (and in any event within five (5) Business Days) after the exercise of any Warrants and payment by the registered Warrant holder of the full Warrant Price for the shares as to which such Warrants are then being exercised, the Warrant Agent shall promptly requisition from the transfer agent of the Class B Common Stock and deliver to or upon the order of such registered Warrant holder a certificate or certificates for the number of full shares of Class B Common Stock to which such Warrant holder is entitled, registered in such name or names as may be directed by him (if other than to such registered holder, (i) to the extent such transfer is not validly restricted and (ii) upon payment of any transfer taxes that are required to be paid by such holder or its transferees in connection with any transfer by such registered holder), together with cash or scrip, as provided in Section 3.03 hereof, in respect of any fractional shares, and, if the number of Warrants represented by a Warrant Certificate shall not have been exercised in full, a new Warrant Certificate delivered to the holder of the Warrant Certificate or to his duly authorized assignee, countersigned by the Warrant Agent, for the number of Warrants remaining unexercised, together with cash or scrip, as provided in
Section 4.04 hereof, in respect of the balance of any fractional Warrants represented by the surrendered Warrant Certificate. Any shares of Class B Common Stock issued upon a Warrant holder's exercise of any Warrant shall be validly authorized and issued, fully paid, non-assessable, free of pre-emptive rights and free from all taxes (other than those specified in clause (ii) above), liens, charges, security interests and claims created or incurred by the Company in respect of the issuance thereof.

                 (c) A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the due surrender for exercise of the Warrant Certificate and payment to the Warrant Agent for the account of the Company of the Warrant Price and any applicable taxes that the Company is not required to pay as set forth in Section 4.08 or 6.01. Each Person in whose name any such certificate for shares of Class B Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares at the close of business on the date on which the Warrant Certificate was duly surrendered to the Warrant Agent and payment of the Warrant Price and any such applicable taxes was made to the Warrant Agent for the account of the Company, irrespective of the date of delivery of such share certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open (whether before or after the Expiration Date).

                 (d) The Warrant Agent shall promptly notify both the Company and the transfer agent of the Class B Common Stock in writing of any exercise of any Warrant and of the number of shares delivered upon the exercise of such Warrant and shall pay to the Company within 72 hours after receipt by wire transfer or certified or official bank check payable to the order of the Company the amount of money received by it upon the exercise of Warrants (less any amount paid by the Warrant Agent in respect of a fractional share upon such exercise in accordance with Section 3.03 hereof). The Warrant Agent shall hold any proceeds collected and not yet paid to the Company in a federally insured escrow account. A detailed accounting statement setting forth the number of Warrants exercised, the amount of funds received upon such exercise and all expenses incurred by the Warrant Agent as provided in this Agreement shall be transmitted to the Company on payment to the Company of the funds so received upon exercise.

The Warrant Agent shall render to the Company a complete accounting setting forth the number of Warrants exercised, the identity of the Persons exercising such Warrants, the number of shares issued, the amounts distributed to the Company and all expenses incurred by the Warrant Agent as provided in this Agreement as of the Expiration Date.

                 (e) The Warrant Agent may deem and treat the Person named as the registered holder on the face of any Warrant as the true and lawful owner thereof for all purposes. If the Warrant Agent is instructed to deliver shares upon the exercise of Warrants or to deliver a Warrant Certificate representing unexercised Warrants, in either case registered in a name or names other than the name or names in which a Warrant Certificate tendered in connection with such exercise is registered, the Warrant Agent may require such documents, and such evidence of payment of applicable transfer taxes, as it may deem necessary to enable it to carry out the instructions of the bearer.

                 SECTION 3.03. No Fractional Shares to Be Issued. Notwithstanding anything to the contrary contained in this Agreement, if the number of shares of Class B Common Stock purchasable on the exercise of each Warrant is adjusted pursuant to the provisions of Section 4.02 hereof, the Company shall not be required to issue any fraction of a share of Class B Common Stock or to distribute stock certificates that evidence fractional shares of Class B Common Stock. If Warrant Certificates evidencing more than one Warrant shall be surrendered for exercise at one time by the same holder, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of Warrants so surrendered.
If any fraction of a share of Class B Common Stock would, except for the provisions of this Section 3.03, be issuable on the exercise of any Warrant or Warrants, the Company shall, at its option upon notice to the Warrant Agent given within two (2) Business Days of exercise of any such Warrant or Warrants, either (a) purchase such fraction for an amount in cash equal to the then-current market value of such fraction computed in accordance with Section 4.01(d) hereof (assuming, for the purpose of such computation, that the date of surrender of such Warrants to the Warrant Agent shall be the applicable record date referred to in Section 4.01(d)) or (b) issue scrip of the Company in lieu thereof, rounded up to the nearest one-hundredth of a share. Such scrip shall be non-dividend bearing and non-voting, shall be exchangeable in combination with other similar scrip for the number of full shares of Class B Common Stock represented thereby, shall be issued in such denominations (not less than one-hundredth of a share) and in such form, shall expire after such reasonable time (which shall not be sooner than either (i) five years from the date of issue or (ii) one year after the Expiration Date, whichever first occurs) and may contain such provisions for sale for the account of the holders of such scrip of shares of Class B Common Stock for which such scrip is exchangeable or the payment to such holders of the market value of such shares, and be subject to such other terms and provisions, if any, as the Board of Directors may from time to time determine. The Warrant holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a share of Class B Common Stock or a stock certificate representing a fraction of a share of Class B Common Stock.

                 SECTION 3.04. Acquisition of Warrants by the Company; Cancellation of Warrants. The Company shall have the right, except as limited by law or other agreement, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate. The Warrant Agent shall cancel any Warrant Certificate delivered to it for exercise, in whole or in part, or delivered to it for transfer, exchange, or substitution, and no Warrant Certificates shall be issued in lieu thereof unless such exercise, transfer, exchange or substitution is expressly permitted by the provisions of this Agreement. On request of the Company, the Warrant Agent shall destroy canceled Warrant Certificates held by it and shall deliver its certificates of destruction to the Company. If the Company shall acquire any of the Warrants, such acquisition shall not operate as a redemption or termination of the right represented by such Warrants unless and until the Warrant Certificates evidencing such Warrants are surrendered to the Warrant Agent for cancellation.

                 SECTION 3.05. Notice to Holders of Bankruptcy Court Action with regard to Warrant Price.

                 (a) In the event that a Warrant Price of $12.74 for each share of Class B Common Stock issuable upon exercise of a Warrant has not been confirmed by a Final Order of the Bankruptcy Court as of September 7, 1994, the Company shall promptly file with the Warrant Agent an Officers' Certificate setting forth such fact, and promptly after such filing shall mail or cause to be mailed a notice of such fact to each Warrant holder at his last address as the same appears on the Warrant Register. The Warrant Agent shall be under no duty or responsibility with respect to any such certificate except to exhibit the same to any holder of Warrants desiring inspection thereof.

                 (b) In the event that a Warrant Price for each share of Class B Common Stock issuable upon exercise of a Warrant is subsequently confirmed by a Final Order of the Bankruptcy Court on or after September 7, 1994, the Company shall promptly file with the Warrant Agent an Officers' Certificate setting forth (A) the Warrant Price so confirmed by the Bankruptcy Court and (B) the date of such final order of the Bankruptcy Court, and promptly after such filing shall mail or cause to be mailed a notice of such Warrant Price and date of such final order to each Warrant holder at his last address as the same appears on the Warrant Register. The Warrant Agent shall be under no duty or responsibility with respect to any such certificate except to exhibit the same to any holder of Warrants desiring inspection thereof.


                                   ARTICLE IV

                 ADJUSTMENT OF WARRANT PRICE, SHARES OF COMMON
                    STOCK PURCHASABLE AND NUMBER OF WARRANTS

                 SECTION 4.01. Adjustment of Warrant Price. The Warrant Price specified in Section 3.01 shall be subject to adjustment from time to time as follows:

                 (a) If the Company after the date hereof shall (i) pay a dividend or make a distribution to all holders of Common Stock or any class thereof in shares of Common Stock or any class thereof, (ii) subdivide the outstanding shares of Common Stock or any class thereof, or (iii) combine the outstanding shares of Common Stock or any class thereof into a smaller number of shares, then in any such case the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding prior to such action and the denominator shall be the number of shares of Common Stock outstanding after giving effect to such action. An adjustment made pursuant to clause (i) of this subsection (a) shall become effective retroactively immediately after the record date for such dividend or distribution, and an adjustment made pursuant to clause (ii) or (iii) of this subsection (a) shall become effective immediately after the effective date of such subdivision or combination.

                 (b) If the Company after the date hereof shall issue rights or warrants to all holders of Common Stock or any class thereof entitling them for a period expiring within 45 days after the record date mentioned below to subscribe for or purchase shares of Common Stock or any class thereof at a price per share less than the then-current market price per share (as determined pursuant to subsection (d) below) on the record date (or, if applicable, the ex-distribution date) mentioned below, the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock of the class subject to such rights or warrants which the aggregate offering price of the total number of shares so to be offered would purchase at the current market price of the Common

Stock subject to such rights or warrants, and (ii) the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock, or the applicable class thereof, to be offered for subscription or purchase; provided, however, that no adjustment shall be made if the Company issues or distributes to each holder of Warrants the rights or warrants which each holder of Warrants would have been entitled to receive had such Warrants been exercised prior to the record date mentioned below. Any such adjustments shall be made whenever such rights or warrants are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. Upon expiration of the period during which any such rights or warrants may be exercised, any adjustment previously made pursuant to the foregoing provisions shall be recalculated to take into consideration only those rights or warrants actually exercised during the applicable period for exercise and notice of any such further adjustment to the Warrant Price shall be given to Warrant holders as herein provided.

                 (c) If the Company after the date hereof shall issue or distribute to all holders of Common Stock or any class thereof evidences of its indebtedness or assets (excluding any cash dividend or distribution), shares of capital stock of any class (other than the Common Stock) or rights to subscribe therefor (excluding those referred to in subsection (b) above), in each such case the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which (i) the numerator shall be the sum of the amount, for each class of Common Stock then outstanding, of the then-current market price per share (determined as provided in subsection (d) below) of the Common Stock of such class, multiplied by the number of outstanding shares of such class, in each case on the record date (or, if applicable, the ex-distribution date) mentioned below less the then-current fair market value (as determined by the Board of Directors in its reasonable judgement whose determination shall be conclusive, and described in a statement filed with the Warrant Agent) of the assets or evidences of indebtedness so distributed, or shares of capital stock of any class other than Common Stock or rights to subscribe therefor so issued, and (ii) the denominator shall be the sum of the amount, for each class of Common Stock then outstanding, of the then-current market price per share of the Common Stock of such class, multiplied by the number of outstanding shares of such class, in each case on the record date (or, if applicable, the ex-distribution date) mentioned below; provided, however, that no adjustment shall be made (1) if the Company issues or distributes to each holder of Warrants the subscription rights referred to above in this subsection (c) that each holder of Warrants would have been entitled to receive had the Warrants been exercised prior to the record date mentioned below, or (2) if the Company grants to each holder of Warrants the right to receive, upon the exercise thereof at any time after the distribution of the evidences of indebtedness or assets or shares of capital stock of any class other than the Common Stock referred to above in this subsection (c), the evidences of indebtedness or assets or shares of capital stock of any class other than the Common Stock that such holder would have been entitled to receive had the Warrants been exercised prior to the record date mentioned below. The Company shall provide the Warrant Agent, upon receipt of a written request therefor, with any indenture or other instrument defining the rights of the holders of any indebtedness, assets, capital stock or subscription rights referred to in this subsection 4.01(c). Any such adjustment shall be made whenever any such distribution is made and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution. Upon expiration of the period during which any subscription rights granted pursuant to this subsection (c) may be exercised, any adjustment previously made pursuant to the foregoing provisions shall be recalculated to take into consideration only those subscription rights actually exercised during the applicable period for exercise and notice of any such further adjustment to the Warrant Price shall be given to Warrant holders as herein provided.

                 (d) For the purpose of any computation under subsection (b) or (c) above, the current market price per share of any class of Common Stock on any date shall be deemed to be the average of the daily mean between the high and low sales prices regular way of the shares of such class of Common Stock on the exchange on which such shares are listed as specified below for the ten consecutive trading days (as defined below) preceding the applicable record date (or, if earlier, the date on which such class of Common Stock commences trading on an ex- distribution basis). If there shall not have been a sale regular way on any such trading day, the mean of the last reported bid and asked quotations regular way on the specified exchange on such day shall be deemed to be the only sale price. The exchange specified for purposes of this subsection 4.01(d) shall be the New York Stock Exchange, Inc. if the shares of the applicable class of Common Stock are listed thereon or, if the shares of the applicable class of Common Stock shall not be listed on such exchange, then that national securities exchange on which the applicable class of Common Stock is listed having the largest volume of trading in the applicable class of Common Stock during the calendar year or portion thereof next preceding such computation. If the shares of the applicable class of Common Stock shall not be listed on any such exchange on all such ten trading days, the average of the closing high bid and low asked prices for the applicable class of Common Stock in the over-the-counter market on each trading day on which such shares are not so listed as reported by the National Association of Securities

Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services (as determined by the Board of Directors of the Company), shall be deemed to be the only sale price on such trading day. If the shares of the applicable class of Common Stock shall not be so reported on any of such trading days, then the current market price per share of such shares of Common Stock shall be the fair market value thereof as determined in the reasonable judgement of the Board of Directors. For the purpose of this subsection 4.01(d), "trading day" shall mean a day on which the securities exchange specified for purposes of this subsection 4.01(d) shall be open for business or, if the shares of the applicable class of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character specified for purposes of this subsection 4.01(d) shall be reported.

                 (e) In any case in which this Section 4.01 shall require that an adjustment be made retroactively immediately following a record date, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Warrant Agent of a certificate signed by the Chairman of the Board, Chief Executive Officer, the President or any Vice President of the Company (an "Officers' Certificate") as required in subsection
(g) of this Section 4.01) issuing to the holder of any Warrant exercised after such record date the shares of Class B Common Stock issuable upon such exercise in excess of the shares of Class B Common Stock issuable upon such exercise prior to such adjustment.

                 (f) No adjustment shall be required unless such adjustment would require an increase or decrease of at least $.05 in the Warrant Price then subject to adjustment; provided, however, that any adjustments that are not made by reason of this subsection (f) shall be carried forward and taken into account in any subsequent adjustment. In case the Company shall at any time issue Common Stock or any class thereof by way of dividend on any stock of the Company or subdivide or combine the outstanding shares of Common Stock or any class thereof, said amount of $.05 specified in the preceding sentence (as theretofore increased or decreased, if said amount shall have been adjusted in accordance with the provisions of this paragraph (f)) shall forthwith be proportionately increased in the case of such a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same. All calculations under this Section 4.01 shall be made to the nearest hundredth of a cent.

                 (g) Whenever an adjustment in the Warrant Price is made as required or permitted by the provisions of Section 4.01, 4.02 or 4.03 of this Agreement, the Company shall promptly file with the Warrant Agent an Officers' Certificate (A) setting forth the adjusted Warrant Price as provided in this Section 4.01 and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, and (B) setting forth the number of shares of Class B Common Stock (or portions thereof) purchasable upon exercise of a Warrant after such adjustment in the Warrant Price in accordance with Section 4.02 hereof or the number of Warrants outstanding in accordance with Section 4.03 hereof after such adjustment in the Warrant Price and the record date therefor, and promptly after such filing shall mail or cause to be mailed a notice of such adjustment to each Warrant holder at his last address as the same appears on the Warrant Register. The Warrant Agent shall be under no duty or responsibility with respect to any such certificate except to exhibit the same to any holder of Warrants desiring inspection thereof.

                 (h)  In case:

                 (1) the Company shall declare a dividend (or any other distribution) on shares of Common Stock or any class thereof payable from sources other than its retained earnings (as such term is used in generally accepted accounting principles); or

                 (2) the Company shall authorize the granting to the holders of shares of Common Stock or any class thereof of rights to subscribe for or purchase any shares of capital stock of any class or of any other right; or

                 (3) of any reclassification of shares of Common Stock or any class thereof (other than a subdivision or combination of outstanding shares of Common Stock or any class thereof), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

                 (4) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the Warrant Agent, and shall cause to be mailed to the holders of the Warrants, at their last addresses as they shall appear upon the Warrant Register, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock (or any class thereof) of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and, if applicable, the date as of which it is expected that holders of Common Stock (or any class thereof) of record shall be entitled to exchange their shares of Common Stock for securities or other property (including cash) deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice, or any defect therein, shall not affect the validity of the proceedings referred to in clauses (1), (2), (3) and (4) above.

                 (i) Notwithstanding anything to the contrary contained in this Section 4.01, the Company shall be entitled, but not required, to make such reductions in the Warrant Price, in addition to those required by this
Section 4.01, as it in its discretion shall determine to be advisable, including, without limitation, in order that any dividend in or distribution of shares of Common Stock (or any class thereof) or shares of capital stock of any class other than Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants, or any other transaction having a similar effect, shall not be treated as a distribution of property by the Company to its stockholders under Section 305 of the Internal Revenue Code of 1986, as amended or any successor provision and shall not be taxable to them.

                 (j) Notwithstanding anything to the contrary contained in this Agreement, no adjustment to the Warrant Price or the number of shares of Common Stock purchasable upon exercise of a Warrant (or the number of Warrants) shall be made as a result of, or in connection with (i) the issuance of options or rights to purchase Common Stock issued to directors, officers or employees of the Company or its Subsidiaries pursuant to a stock option or other similar plan adopted by the Board of Directors, or the modification, renewal or extension of any such plan if approved by the Board of Directors, (ii) the issuance of shares of Common Stock or other securities issued by the Company pursuant to and in accordance with the Plan, the Investment Agreement or the Related Agreements, or (iii) the conversion of shares of any class of Common Stock into shares of any other class of Common Stock pursuant to and in accordance with the provisions of the Certificate of Incorporation of the Company as in effect from time to time.

                 SECTION 4.02. Adjustment of Shares of Class B Common Stock Purchasable Upon Exercise of Warrants. Unless the Company shall have exercised its election as provided in Section 4.03 hereof, upon each adjustment of the Warrant Price pursuant to Section 4.01 hereof the number of shares of Class B Common Stock purchasable upon exercise of a Warrant outstanding prior to the effectiveness of such adjustment shall be adjusted to the number of shares of Class B Common Stock, calculated to the nearest one-hundredth of a share, obtained by (i) multiplying the number of shares of Class B Common Stock purchasable immediately prior to such adjustment upon the exercise of a Warrant by the Warrant Price in effect prior to such adjustment, and (ii) dividing the product so obtained by the Warrant Price in effect after such adjustment of the Warrant Price.

                 SECTION 4.03. Election to Adjust Warrants Instead of Shares Per Warrant. The Company may elect on or after the date of any adjustment of the Warrant Price pursuant to Section 4.01 hereof to adjust the number of Warrants outstanding in substitution for any adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of a Warrant as provided in Section 4.02 hereof. Each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for one share of Class B Common Stock. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest hundredth) obtained by (i) multiplying the number of Warrants held of record prior to adjustment of the number of Warrants by the Warrant Price in effect prior to adjustment of the Warrant Price, and (ii) dividing the product so obtained by the Warrant Price in effect after adjustment of the Warrant Price. The Company shall make a public announcement of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Warrant Price is adjusted or any day thereafter, but shall not be less than 10 or more than 30 days later than the date of public announcement. Upon each adjustment of the number of Warrants pursuant to this Section 4.03, the Company shall cause the Warrant Agent, as promptly as practicable, to distribute to holders of record of the Warrant Certificates on such record date either (i) Warrant Certificates evidencing any additional Warrants to which such holders shall be entitled as a result of such adjustment, or (ii) in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment. Warrant Certificates to be so distributed shall be issued, executed and countersigned in the manner specified in this Agreement (but may bear, at the option of the Company, the adjusted Warrant Price), shall represent the same class of Warrants as was represented by the Warrant Certificates so surrendered and shall be registered in the names of the holders of record of the Warrant Certificates on the record date specified in the public announcement.

                 For the purposes of this Section 4.03, "public announcement" shall mean publication at least once in a newspaper printed in the English language and customarily published at least once a day for at least five days in each calendar week and of general circulation in the Borough of Manhattan, New York, New York.

                 SECTION 4.04. No Fractional Warrants to Be Issued. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to issue fractions of Warrants on any distribution of Warrants to Warrant holders pursuant to Section 4.03 hereof or otherwise or to distribute Warrant Certificates that evidence fractional Warrants. If any fraction of a Warrant would, except for the provisions of this Section 4.04, be issuable upon an adjustment of the Warrant Price and distribution of Warrants pursuant to Section 4.03 hereof or otherwise, the Company shall, at its option, either (a) purchase such fraction for an amount in cash equal to the then-current market value of such fraction computed in accordance with Section 4.01(d) hereof (with respect to the current market price of the Warrant rather than the per share current market price of the Class B Common Stock and assuming, for the purpose of such computation, that the effective date of such adjustment of the Warrant Price, or such other relevant date, shall be the applicable record date referred to in Section 4.01(d)) or (b) issue scrip of the Company in lieu thereof, rounded up to the nearest one-hundredth of a Warrant. Such scrip shall be exchangeable in combination with other similar scrip for the number of full Warrants represented thereby, shall be issued in such denominations (not less than one-hundredth of a Warrant) and in such form, shall expire on the Expiration Date and may contain such provisions for sale for the account of the holders of such scrip of the Warrants for which such scrip is exchangeable or the payment to such holders of the market value of such Warrants, and be subject to such other terms and provisions, if any, as the Board of Directors may from time to time determine. The Warrant holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a Warrant or a Warrant Certificate representing a fraction of a Warrant upon the adjustment thereof in accordance with this Article IV or otherwise.

                 SECTION 4.05. Rights Upon Consolidation, Merger, Sale, Transfer or Reclassification.

                 (a) In case of any consolidation with or merger of the Company into another corporation (other than a merger or consolidation in which the Company is the continuing corporation), or in case of any lease, sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, such successor, leasing or purchasing corporation, as the case may be, shall execute with the Warrant Agent a supplemental agreement (1) providing that the holder of each Warrant then outstanding shall have the right thereafter (until the Expiration Date) to receive, upon exercise thereof, in lieu of each share of Class B Common Stock deliverable upon such exercise immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash receivable upon such consolidation, merger, lease, sale or conveyance by a holder of one share of Class B Common Stock, and (2) setting forth the Warrant Price for the shares and/or other securities and/or property and/or cash so issuable, which shall be an amount equal to the Warrant Price per share of Class B Common Stock immediately prior to such event.

                 (b) In case of any liquidation, dissolution or winding up of the affairs of the Company, the Company shall make prompt, proportionate, equitable, lawful and adequate provision as part of the terms of such dissolution, liquidation or winding up such that the holder of a Warrant may thereafter receive, on exercise of such Warrant, in lieu of each share of Class B Common Stock of the Company which such holder would have been entitled to receive upon exercise of such Warrant, the same kind and amount of any stock, securities or assets as may be issuable, distributable or payable on any such dissolution, liquidation or winding up with respect to each share of Class B Common Stock of the Company; provided, however, that in the event of any such dissolution, liquidation or winding up, the right to exercise the Warrants shall terminate on a date fixed by the Company, such date to be not earlier than the 60th day next succeeding the date on which notice of such termination of the right to exercise the Warrants has been given by mail to the holders thereof in accordance with Section 4.01(h).

                 (c) In case of any reclassification or change of the shares of Class B Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination) or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which the holders of the shares of Common Stock thereafter receive shares and/or other securities and/or property and/or cash for such shares of Common Stock (including for this purpose shares reflecting a change in par value or from par value to no par value or as a result of a subdivision or combination of the shares of Common Stock), the Company shall execute with the Warrant Agent a supplemental agreement (1) providing that the holder of each Warrant then outstanding shall have the right thereafter (until the Expiration Date) to receive, upon exercise thereof, in lieu of each share of Class B Common Stock, deliverable upon such exercise immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash receivable upon such reclassification, change, consolidation or merger by a holder of one share of Class B Common Stock, and
(2) setting forth the Warrant Price for the shares and/or other securities and/or property and/or cash so issuable, which shall be an amount equal to the Warrant Price per share of Class B Common Stock immediately prior to such event. If, as a result of this subsection (c), the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with the Warrant Agent) shall determine the allocation of the Warrant Price between or among shares of such classes of capital stock.

                 (d)  Any supplemental agreement entered into pursuant to this
Section 4.05 shall, where appropriate, state the Warrant Price in terms of one full share of Class B Common Stock of the Company or one full share of the common stock of any successor, leasing or purchasing corporation.

                 (e) The above provisions of this Section 4.05 shall similarly apply to successive reclassifications and changes of shares of Class B Common Stock and to successive consolidations, mergers, leases, sales or conveyances, mutatis mutandis.

                 (f) Notice of the execution of any such supplemental agreement shall be mailed by the Company to registered holders of Warrants as soon as practicable after the execution of such supplemental agreement.

                 (g) In the event that at any time as a result of the provisions of this Section 4.05, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares or other securities other than shares of Class B Common Stock, thereafter the price or prices of such other shares or other securities so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Article IV with respect to Class B Common Stock, and the provisions of Article III with respect to the Class B Common Stock shall apply on like terms to any such other shares or other securities.

                 SECTION 4.06. Covenant to Reserve Shares for Issuance on Exercise. The Company covenants that it will at all times reserve and keep available free of preemptive rights out of its authorized and unissued Class B Common Stock, solely for the purpose of issue upon exercise of Warrants and exchange of scrip as herein provided, the full number of shares of Class B Common Stock, if any, then issuable if all outstanding Warrants then exercisable were to be exercised. The Company covenants that all shares of Class B Common Stock which shall be so issuable shall be duly and validly issued and fully paid and non-assessable.

                 The Company hereby authorizes and directs its current and future transfer agents for the Class B Common Stock and for any shares of the Company's capital stock issuable upon the exercise of any of the Warrants at all times to reserve such number of authorized shares as shall be requisite for such purpose. The Warrant Agent is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Warrant Agent. The Company will supply such transfer agents with duly executed stock certificates for such purposes and will provide or otherwise make available any cash or scrip which may be payable as provided in this
Article IV. Promptly after the Expiration Date, the Warrant Agent shall certify to the Company the aggregate number of Warrants then outstanding, and thereafter no shares shall be reserved in respect of such Warrants.

                 SECTION 4.07. Condition Precedent to Reduction of Warrant Price Below Par Value of Shares of Class B Common Stock; Compliance with Governmental Requirements; Suspension of Exercise of Warrants. Before taking any action that would cause an adjustment reducing the Warrant Price to below the then par value of any of the shares of Class B Common Stock issuable upon exercise of the Warrants, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Class B Common Stock at such adjusted Warrant Price.

                 The Company covenants that if any shares of Class B Common Stock required to be reserved for purposes of exercise of Warrants or exchange of scrip require, under any Federal or state law or rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any national securities exchange before such shares may be issued upon exercise, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed on the relevant national securities exchange, as the case may be; provided, however, that in no event shall such shares of Class B Common Stock be issued, and the Company is hereby authorized to suspend the exercise of all Warrants, for the period during which such registration, approval or listing is required but not in effect.

                 SECTION 4.08. Payment of Taxes on Stock Certificates Issued upon Exercise. The initial issuance of certificates of Class B Common Stock upon the exercise of Warrants shall be made without charge to the exercising Warrant holders for any transfer, stamp or similar tax or for any other governmental charges that may be imposed in respect of the issuance of such stock certificates, and such stock certificates shall be issued in the respective names of, or in such names as may be directed by, the registered holders of the Warrants exercised; provided, however, that the Company shall not be required to pay any tax or such other charges that may be payable in respect of any transfer involved in the issuance and delivery of any such stock certificate, any Warrant Certificates or other securities in a name other than that of the registered holder of the Warrant Certificate surrendered upon exercise of the Warrant, and the Company shall not be required to issue or deliver such certificates or other securities unless and until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                 SECTION 4.09. Warrant Agent Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Warrant holder to determine whether any facts exist that may require an adjustment of the Warrant Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed herein or in any supplemental agreement in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Class B Common Stock or of any securities or property or scrip which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to this
Article IV, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Class B Common Stock or stock certificates or other securities or property upon the surrender of any Warrant for the purpose of exercise or upon any adjustment pursuant to this
Article IV, or to comply with any of the covenants of the Company contained in this Article IV.

                 SECTION 4.10. Statements on Warrants. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this
Article IV, and Warrant Certificates issued after such adjustment may state the same Warrant Price and the same number of shares of Class B Common Stock as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof; and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

                                   ARTICLE V

           OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

                 SECTION 5.01. No Rights as Stockholders. Nothing contained in this Agreement or in any Warrant Certificate shall be construed as conferring on the holder of any Warrant or its transferee any rights whatsoever as a stockholder of the Company, either at law or equity, including but not limited to the right to vote at, or to receive notice of, any meeting of stockholders of the Company; nor shall the consent of any such holder be required with respect to any action or proceeding of the Company; nor shall any such holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, either at, before or after exercising such Warrant, have any right to receive any cash dividends, stock dividends, allotments or rights, or other distributions (except as specifically provided herein), paid, allotted or distributed or distributable to the stockholders of the Company prior to the date of the exercise of such Warrant, nor shall such holder have any right not expressly conferred by this Agreement or the Warrant Certificate that he holds.

                 SECTION 5.02. Mutilated or Missing Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, upon receipt of a proper affidavit or other evidence satisfactory to the Company and the Warrant Agent (and surrender of any mutilated Warrant Certificate) and bond of indemnity in form and amount and with corporate surety satisfactory to the Company and the Warrant Agent in each instance protecting the Company and the Warrant Agent, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants as the Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe. Notwithstanding the foregoing, in the event that a lost, stolen, mutilated or destroyed Warrant Certificate is held by a Person to which Warrant Certificates were originally issued pursuant to Section 2.03(a) or 2.03(c), an indemnity agreement from such Person in lieu of a bond shall be acceptable and no charges other than the reasonable expenses of the Company in effecting such substitution shall be made for such substitution. All Warrant Certificates shall be held and owned upon the express condition that the foregoing provisions are exclusive, with respect to the replacement of lost, stolen, mutilated or destroyed Warrant Certificates, and shall, to the full extent permitted by law, preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

                 SECTION 5.03. Delivery of Prospectuses. If, and to the extent that, the Company may be required by the 1933 Act or any other applicable Federal or state law to furnish a prospectus to Warrant holders upon their exercise of Warrants, the Company shall cause to be kept, either at the Warrant Agent's Office or at such other location designated by the Company, sufficient quantities of such prospectuses for delivery to Warrant holders upon their exercise of Warrants, and shall deliver such prospectuses or cause such prospectuses to be delivered to such Warrant holders together with the shares of Class B Common Stock or other securities receivable by such Warrant holders upon their exercise of Warrants.


                                   ARTICLE VI

                          CONCERNING THE WARRANT AGENT

                 SECTION 6.01. Payment of Certain Taxes. The Company will from time to time promptly pay all transfer, stamp or similar taxes and all other governmental charges that may be imposed upon the Company or otherwise in respect of the initial issuance or delivery of shares of Class B Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer, stamp or similar taxes or other governmental charges in respect of any transfer of the Warrants or such shares effected by any holder thereof.

                 SECTION 6.02.  Change of Warrant Agent.

                 (a) The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence, willful misconduct or bad faith) after giving 60 days' notice in writing to the Company, except that such shorter notice may be given as the Company and AmWest shall, in writing, accept as sufficient. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the registered holder of each Warrant Certificate. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint a successor Warrant Agent in place of the Warrant Agent ; provided that in the event that AmWest is the holder of any Warrants at such time, the Company shall notify and consult with AmWest with respect to such proposed appointment. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any holder of Warrants (who shall, with such notice, submit a copy of his Warrant Certificate for inspection by the Company), then the holder of any Warrants may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor warrant agent.

                 (b) The Warrant Agent may be removed by the Company at any time upon 30 days' written notice to the Warrant Agent; provided, that the Warrant Agent shall not be removed until a successor Warrant Agent meeting the qualifications hereof shall have been appointed and provided further that in the event AmWest is the holder of any Warrants at such time, the Company shall obtain the consent of AmWest, which consent shall not be unreasonably withheld.

                 (c) Any successor Warrant Agent, whether appointed by the Company or by a court, shall be a corporation organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by Federal or state authority and having a combined capital and surplus of not less than $10,000,000. The combined capital and surplus of any such successor Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment pursuant to law or to the requirements of a Federal or state supervising or examining authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further assurance, conveyance, act or deed; provided, however, that in no event shall any successor Warrant Agent be liable for any breach, default or failure of performance by the predecessor Warrant Agent of any covenant or obligation under this Agreement existing on the date the successor Warrant Agent assumes authority pursuant to this Section 6.02. If for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and confirm to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor Warrant Agent of the duties and responsibilities hereunder, the predecessor Warrant Agent shall deliver and transfer, at the expense of the Company, to the successor Warrant Agent any property at the time held by it hereunder. As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor Warrant Agent, the registered holders of the Warrants and each transfer agent for the shares of its Class B Common Stock. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor Warrant Agent.

                 (d) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, shall be the successor Warrant Agent under this Agreement without any further act, provided that such corporation is eligible for appointment as a successor to the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed to the Company and to the registered holder of each Warrant Certificate. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

                 (e) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

                 SECTION 6.03. Compensation; Further Assurances. The Company agrees (i) that it will pay the Warrant Agent the fees set forth in Exhibit B for its services as Warrant Agent hereunder and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon demand for all reasonable expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may arise from its or any of their negligence, willful misconduct or bad faith; and (ii) that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

                 SECTION 6.04. Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice, provided that such counsel shall be reasonably acceptable to the Company.

                 SECTION 6.05. Proof of Actions Taken. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officers' Certificate delivered to the Warrant Agent; and such Officers' Certificate shall, in the absence of bad faith on the part of the Warrant Agent be full authority to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may deem reasonable.

                 SECTION 6.06. Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

                 SECTION 6.07. Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (other than such execution and delivery by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificates (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Class B Common Stock to be issued pursuant to this Agreement or any Warrants or as to whether any shares of Class B Common Stock will, when issued, be validly issued and fully paid and nonassessable.

                 SECTION 6.08.  Use of Agents.  The Warrant Agent may
execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents and the Warrant Agent shall not be responsible for the misconduct or negligence of any agent or attorney, provided due care had been exercised in the appointment and continued employment thereof.

                 SECTION 6.09. Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of Warrants for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent's negligence or willful misconduct or bad faith.

                 SECTION 6.10. Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.

                 SECTION 6.11. Other Transactions in Securities of the Company. The Warrant Agent in its individual or any other capacity may become the owner of the Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                 SECTION 6.12. Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a ministerial capacity, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in good faith in connection with this Agreement except for its own negligence or willful misconduct or bad faith.

                 SECTION 6.13. Appointment and Acceptance of Agency. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.


                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

                 SECTION 7.01.  Supplements and Amendments.

                 (a) Notwithstanding the provisions of subsection (b) below, the Warrant Agent may, without the consent or concurrence of the registered holders of the Warrants, enter into one or more supplemental agreements or amendments with the Company for the purpose of evidencing the rights of Warrant holders upon consolidation, merger, sale, transfer, reclassification, liquidation or dissolution pursuant to Section 4.05 hereof, making any changes or corrections in this Agreement that are required to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein or any clerical omission or mistake or manifest error herein contained, or making such other provisions in regard to matters or questions arising under this Agreement as shall not adversely affect the interests of the holders of the Warrants or be inconsistent with this Agreement or any supplemental agreement or amendment.

                 (b) With the consent of the registered holders of at least a majority in number of the Warrants at the time outstanding, the Company and the Warrant Agent may at any time and from time to time by supplemental agreement or amendment add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or of any supplemental agreement or modify in any manner the rights and obligations of the Warrant holders and of the Company; provided, however, that no such supplemental agreement or amendment shall, without the consent of the registered holder of each outstanding Warrant affected thereby,

                 (1) alter the provisions of this Agreement so as to affect adversely in any material respect the terms upon which the Warrants are exercisable; or

                 (2) reduce the number of Warrants outstanding the consent of whose holders is required for any such supplemental agreement or amendment.

                 SECTION 7.02. Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder. All of the covenants and provisions of this Agreement providing for consultation with, or notice to or consent of AmWest (other than notice or consent provisions for the benefit of all holders of Warrants) shall be solely for the benefit of AmWest and its successors (for so long as they shall hold any Warrants) and thereafter for the benefit of any assignee of Warrants held by AmWest that (i) is a partner or former partner of AmWest or an Affiliate of such a partner or former partner and (ii) has been designated by AmWest, by notice in writing to the Warrant Agent and the Company as authorized to act on behalf of AmWest as herein provided.

                 SECTION 7.03. Notices. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given or made if sent by mail first-class, postage prepaid or by facsimile, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                          America West Airlines, Inc.
                          4000 E. Sky Harbor Blvd.
                          Phoenix, AZ  85035
                          Attention:  General Counsel
                          Facsimile No.:  (602) 693-5904

                 Any notice or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail first-class, postage prepaid or by facsimile, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

                          First Interstate Bank of California
                          707 Wilshire Boulevard (W11-2)
                          Los Angeles, California  90017
                          Attention:  Stock Transfer Administrator
                          Facsimile No.: (213) 614-2460

                 Any notice of demand authorized by this Agreement to be given or made to the holder of any Warrants shall be sufficiently given or made if sent by first-class mail, postage prepaid to the last address of such holder as it shall appear on the Warrant Register.

                 SECTION 7.04. Applicable Law. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND OF THE WARRANT CERTIFICATES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                 SECTION 7.05. Benefits of this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person other than the parties hereto and the holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the holders of the Warrants.

                 SECTION 7.06. Registered Warrant Holders. Prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrants are registered in the Warrant Register as the absolute owner thereof for all purposes whatever (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrants on the part of any other Person and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer or with such knowledge of such facts that its participation therein amounts to bad faith. The terms "Warrant" holder and holder of any "Warrants" and all other similar terms used herein shall mean such Person in whose name Warrants are registered in the Warrant Register.

                 SECTION 7.07. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times for inspection by any registered Warrant holder at the principal office of the Warrant Agent. The Warrant Agent may require any such holder to submit his Warrant Certificate for inspection by it before allowing such holder to inspect a copy of this Agreement.

                 SECTION 7.08. Headings. The Article and Section headings herein are for convenience only and are not a part of this Agreement and shall not affect the interpretation thereof.

                 SECTION 7.09. Counterparts. The Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original.

                 IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto under their respective seals as of the day and year first above written.


                                        AMERICA WEST AIRLINES, INC.

[CORPORATE SEAL]


                                        By: ___________________________________
                                            Name: Title:



Attest: _____________________________
        Name:
        Title:


                                        FIRST INTERSTATE BANK OF CALIFORNIA

[CORPORATE SEAL]


                                        By: ___________________________________
                                            Name:
                                            Title:


Attest: _____________________________
        Name:
        Title:

                                                                       EXHIBIT A

                         [Form of Warrant Certificate]


No. [ ]-[ ]                                                   _________ Warrants

                           VOID AFTER AUGUST 25, 1999

                   WARRANTS TO PURCHASE CLASS B COMMON STOCK

                         OF AMERICA WEST AIRLINES, INC.

AMERICA WEST AIRLINES, INC., a Delaware corporation (hereinafter called the ("Company"), for value received, hereby certifies that or registered assigns, is the owner of the number of Warrants set forth above, each of which represents the right, at any time commencing on the Initial Exercise Date (as such term is defined in the Warrant Agreement) and before 5:00 p.m., New York time, on August 25, 1999, on which date such Warrants expire, initially to purchase, subject to the terms hereof and of the Warrant Agreement (as hereinafter defined), one share of Class B Common Stock, par value $.01 per share, of the Company (hereinafter called the "Class B Common Stock") at the price of (i) $12.74 per share or (ii) if such price per share is not approved by a Final Order of the Bankruptcy Court, the per share price approved by the Bankruptcy Court pursuant to a Final Order (the "Warrant Price"), subject to the terms and conditions hereof and of the Warrant Agreement, each such purchase to be made, and to be deemed effective for the purpose of determining the date of exercise, only upon surrender hereof to the Company at the Warrant Agent's Office, with the Election to Exercise Form on the reverse hereof duly completed and signed, and upon payment in full to the Warrant Agent for the account of the Company of the Warrant Price (a) in cash,
(b) by certified or official bank check, or (c) by any combination of the foregoing, and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement (as hereinafter defined).

                 The Warrant Price and, at the Company's option, either (1) the number of shares of Class B Common Stock purchasable on the exercise of each Warrant or (2) the number of Warrants outstanding, are subject to adjustment in certain events as provided in the Warrant Agreement. In the event the Company elects to adjust the number of Warrants outstanding rather than the number of shares of Class B Common Stock purchasable on the exercise of each Warrant, the Company shall cause the Warrant Agent to distribute to registered holders of Warrant Certificates either Warrant Certificates representing any additional Warrants issuable pursuant to the adjustment or substitute Warrant Certificates to replace all outstanding Warrant Certificates in accordance with the provisions of the Warrant Agreement. The Company shall not be required to issue fractions of Warrants or Warrant Certificates evidencing fractional Warrants upon any such adjustment or otherwise, but the Company shall make adjustment in cash or scrip for any fraction of a Warrant which the registered holder of Warrants would have been entitled to receive upon such adjustment or otherwise on the basis of the then-current market value of such fraction of a Warrant (computed as provided in the Warrant Agreement).

                 This Warrant Certificate is issued under and in accordance with the Warrant Agreement dated as of August 25, 1994 (herein called the "Warrant Agreement"), between the Company and the Warrant Agent and is subject to and is to be construed in accordance with the terms and provisions of the Warrant Agreement, which terms and provisions are hereby incorporated by reference herein and made a part hereof. Every holder of this Warrant Certificate consents to all of the terms contained in the Warrant Agreement by acceptance hereof. A copy of the Warrant Agreement is available for inspection by the registered holder hereof at the Warrant Agent's Office.

                 The Company shall not be required upon the exercise of the Warrants represented hereby to issue fractions of shares of Class B Common Stock, to distribute stock certificates that evidence fractional shares of Class B Common Stock or to issue Warrant Certificates representing fractional Warrants, but shall make adjustment in cash or scrip for any fraction of a share which the same registered holder of Warrants exercised in the same transaction would have been entitled to purchase on the basis of the then-current market value of any such fraction of a share (computed as provided in the Warrant Agreement). If the Warrants represented hereby shall be exercised in part, the registered holder hereof shall be entitled to receive, upon surrender hereof, another Warrant Certificate for the balance of the number of whole Warrants not exercised as provided in the Warrant Agreement.

                 Commencing on the day after the Distribution Date, this Warrant Certificate may be exchanged either separately or in combination with other Warrant Certificates at the Warrant Agent's Office for new Warrant Certificates representing the same aggregate number of Warrants evidenced by the Warrant Certificate or Warrant Certificates exchanged, upon surrender of this Warrant Certificate and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement.

                 Commencing on the day after the Distribution Date, this Warrant Certificate is transferable at the Warrant Agent's Office by the registered holder hereof in Person or by his attorney duly authorized in writing, upon surrender of this Warrant Certificate and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement. Upon any such transfer, a new Warrant Certificate or new Warrant Certificates of different denominations, representing in the aggregate a like number of Warrants, will be issued to the transferee. Every holder of Warrants, by accepting this Warrant Certificate, consents and agrees with the Company, the Warrant Agent and with every subsequent holder of this Warrant Certificate that until due presentation for the registration of transfer of this Warrant Certificate on the Warrant Register maintained by the Warrant Agent, the Company and the Warrant Agent may deem and treat the Person in whose name this Warrant Certificate is registered as the absolute and lawful owner for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

                 The Company is authorized by the Warrant Agreement to suspend the exercise of all Warrants for any period during which any shares of Class B Common Stock reserved for exercise of Warrants require, under any Federal or state law or rule or regulation of any national securities exchange, registration with or approval of any governmental authority or listing on any national securities exchange and such registration, approval or listing is not in effect.

                 Nothing contained in the Warrant Agreement or in this Warrant Certificate shall be construed as conferring on the holder of any Warrants or his transferee any rights whatsoever as a stockholder of the Company.

                 This Warrant Certificate shall not be valid unless countersigned manually by the Warrant Agent.

                 The Warrant Agreement and each Warrant Certificate, including this Warrant Certificate, shall be deemed a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

                 IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated: ________________, 1994


                                        AMERICA WEST AIRLINES, INC.



[CORPORATE SEAL]



                                        By:____________________________
                                           Name:
                                           Title:


ATTEST:

By:_________________________________
   Name:
   Title:


COUNTERSIGNED:



                                        FIRST INTERSTATE BANK OF CALIFORNIA


                                        By:___________________________
                                           Name:
                                           Title:

                              ELECTION TO EXERCISE

                   (To be executed upon exercise of Warrant)

To AMERICA WEST AIRLINES, INC.:


                 The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder,. . . . . .  . shares of Class B Common Stock, as provided for therein, and tenders herewith payment of the purchase price in full in the
form of cash or a certified or official bank check in the amount of $         .

                 Please issue a certificate or certificates for such shares of Class B Common Stock in the name of, and pay any cash for any fractional share to:

PLEASE INSERT SOCIAL SECURITY  Name_______________________________
OR OTHER IDENTIFYING NUMBER        (Please Print Name and Address)
OF ASSIGNEE

___________________________    Address____________________________

___________________________    Signature__________________________

                 NOTE: The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in the assignment form below. In the event of any assignment, the Warrant Agent may require evidence of payment of any applicable transfer taxes.


AND, if said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash or scrip.

Dated:________________, 19__

                                   ASSIGNMENT

          (To be executed only upon assignment of Warrant Certificate)

        For value received, ..................................  hereby sells, assigns and transfers unto......................
..............................................................  the within
Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint........................................................
...............................................................  attorney, to transfer said Warrant Certificate on the books of the within-named Company, with full power of substitution in the premises.

Dated:.................., 19....

                                        ____________________________________
                                        NOTE:  The above signature should
                                               correspond exactly with the
                                               name on the face of this
                                               Warrant Certificate.

Signature guaranteed:


____________________________



THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION, (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

                                                                       EXHIBIT B





                 [SCHEDULE OF FEES TO BE PAID TO WARRANT AGENT]





                                      B-1